EXHIBIT 23.1

CONSENT OF PRICEWATERHOUSECOOPERS LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 033-58801 and 333-120515) and Form S-8 (Nos. 333-36205, 333-68461, 333-74179, 333-79699, 333-88477, 333-89611, 333-50592, 333-54986, 333-124696, 333-130222) of Zions Bancorporation of our report dated March 10, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Amegy Bancorporation Inc. (formerly Southwest Bancorporation of Texas, Inc.), which appears in the Current Report on Form 8-K/A of Zions Bancorporation dated February 14, 2006.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 14, 2006